UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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FLOTEK INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

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FLOTEK INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 5, 2020
10:00 a.m. Local Time
The Hilton Garden Inn
14919 Northwest Fwy
Houston, TX 77040
To the Stockholders of Flotek Industries, Inc.:
At the direction of the Board of Directors of Flotek Industries, Inc. (“Flotek” or the “Company”), a Delaware corporation, NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of the Company will be held at The Hilton Garden Inn, 14919 Northwest Fwy, Houston, TX 77040, on Tuesday, May 5, 2020, at 10:00 a.m. (local time), for the purpose of considering and voting upon the following matters:

1.
The election of five directors to serve until the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified, or until their earlier resignation or removal.

2.	The approval of a non-binding advisory vote on executive compensation.

3.	The approval of an amendment to the Company’s amended and restated certificate of incorporation to increase the number of shares of authorized common stock.

4.	Any other business which may be properly brought before the meeting or any adjournment thereof.
Stockholders of record at the close of business on March 16, 2020 are entitled to vote at the meeting.
Due to the emerging health impact of coronavirus disease 2019 (COVID-19), Flotek is planning for the possibility that the Annual Meeting of Stockholders of the Company may be held solely by means of remote communication. If Flotek takes this step, Flotek will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by Flotek and available at www.flotekind.com.

By order of the Board of Directors
Nicholas J. Bigney
Senior Vice President, General Counsel & Corporate Secretary
, 2020
YOUR VOTE IS IMPORTANT
TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

i

FLOTEK INDUSTRIES, INC.

10603 W. Sam Houston Parkway N., Suite 300
Houston, Texas 77064
PROXY STATEMENT
This Proxy Statement and the accompanying form of proxy are being sent to the stockholders of Flotek Industries, Inc. (“Flotek” or the “Company”), a Delaware corporation, in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies to be voted at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 10:00 a.m. (local time) on Tuesday, May 5, 2020, at The Hilton Garden Inn, 14919 Northwest Fwy, Houston, TX 77040 and at any adjournment thereof.
Due to the emerging health impact of coronavirus disease 2019 (COVID-19), Flotek is planning for the possibility that the Meeting may be held solely by means of remote communication. If Flotek takes this step, Flotek will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by Flotek and available at www.flotekind.com.
The Notice of Meeting, this Proxy Statement, and the accompanying form of proxy are first being mailed to the stockholders on or about , 2020. The 2019 Annual Report of the Company has been furnished to the stockholders with this Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on Tuesday, May 5, 2020. The proxy statement and annual report to security holders are available at www.flotekind.com/proxymaterials.
You may obtain directions to attend the Meeting and vote in person by contacting our investor relations department at (713) 849-9911.
At the Meeting, stockholders will be asked (i) to consider and vote upon the election of five nominees to serve on the Board; (ii) to consider and provide an advisory vote upon our executive compensation; (iii) to consider and vote upon the approval of an amendment to the Company’s amended and restated certificate of incorporation to increase the number of shares of authorized common stock; and (iv) to consider and take action upon such other matters as may properly come before the Meeting.

VOTING SECURITIES
The Board has fixed the close of business on March 16, 2020, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. At the close of business on such date, there were outstanding and entitled to vote 58,951,784 shares of common stock, $0.0001 par value per share (“Common Stock”) of the Company, which is the Company’s only authorized and outstanding class of stock entitled to vote at the Meeting.
 Holders of a majority of the outstanding shares of Common Stock are required to be represented at the Meeting, in person or by proxy, to constitute a quorum. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” means shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.
Each outstanding share of Common Stock as of the record date is entitled to one vote. There will be no cumulative voting of shares for any matter voted upon at the Meeting.
Proposal 1: Election of Directors
Directors are elected by a majority of the votes cast at the Meeting. A director will be elected if the number of shares voted “FOR” the director’s election exceeds the number of shares voted “AGAINST” that director’s election, excluding abstentions. If an incumbent director who is nominated for re-election does not receive sufficient “FOR” votes to be elected, the director is required to promptly tender his or her resignation to the Board following certification of the vote. The Corporate Governance and Nominating Committee shall then make a recommendation to the Board on whether to accept or reject the resignation. The Board will act on the tendered resignation, taking into account the recommendation of the Corporate Governance and Nominating Committee, and publicly disclose its decision on whether to accept or reject the resignation. Under New York Stock Exchange (“NYSE”) rules, your brokerage firm or other nominee may not vote your shares with respect to Proposal 1 without specific instructions from you as to how to vote with respect to the election of each of the five nominees for director, because the election of directors is considered a “non-routine” matter under the NYSE rules. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.
Proposal 2: Advisory Vote to Approve Executive Compensation
The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required for the advisory approval of the Company’s executive compensation. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no effect for the purpose of determining whether the proposal has been approved. This proposal is advisory in nature, which means that it is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Proposal 3: Approval of Amendment to Amended and Restated Certificate of Incorporation to Increase the Number of Shares of Authorized Common Stock
To be approved, the proposal regarding approval of the amendment to the amended and restated certificate of incorporation of the Company must receive an affirmative vote of a majority of the Common Stock of the Company. This means that the votes that our stockholders cast “FOR” this proposal must exceed the votes that our stockholders case “AGAINST” this proposal at the Meeting. Under NYSE rules, your brokerage firm or other nominee may not vote your shares with respect to Proposal 3 without specific instructions from you as to how to vote with respect to Proposal 3, because an amendment to the certificate of incorporation is considered a “non-routine” matter under the NYSE rules. Abstentions and broker non-votes represented by submitted proxies will count as a vote “AGAINST” in determining the outcome of Proposal 3.
If the enclosed form of proxy is properly executed and returned to the Company prior to or at the Meeting and is not revoked prior to its exercise, all shares of Common Stock represented thereby will be voted at the Meeting and, where instructions have been given by a stockholder, will be voted in accordance with such instructions.
Any stockholder executing a proxy which is solicited hereby has the power to revoke it prior to its exercise. Revocation may be made by attending the Meeting and voting the shares of Common Stock in person or by delivering to the Corporate Secretary of the Company at the principal executive offices of the Company located at 10603 W. Sam Houston Parkway N., Suite 300, Houston, Texas 77064, prior to exercise of the proxy, a written notice of revocation or a later-dated, properly executed proxy.
The solicitation of proxies will be by mail, but proxies also may be solicited by telephone or in person by directors, officers, and other employees of the Company. The Company will bear all costs of soliciting proxies. In order to solicit proxies, the Company may also request financial institutions, brokerage houses, custodians, nominees, and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the record date and will reimburse such persons for their reasonable expenses of forwarding the proxy materials in accordance with customary practice.

PROPOSAL 1: ELECTION OF DIRECTORS
Board of Directors
The members of the Board serve one-year terms. Directors are elected by a majority of the votes cast. A director will be elected if the number of shares voted “FOR” the director’s election is more than the number of shares voted “AGAINST” that director’s election, excluding abstentions. If an incumbent director who is nominated for re-election does not receive enough “FOR” votes to be elected, the director is required to promptly tender his or her resignation to the Board following certification of the vote. The Corporate Governance and Nominating Committee will then make a recommendation to the Board on whether to accept or reject the resignation. The Board will act on the tendered resignation, taking into account the recommendation of the Corporate Governance and Nominating Committee, and publicly disclose its decision on whether to accept or reject the resignation. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the election of directors.
Recommendation; Proxies
The Board recommends a vote “FOR” each of the nominees named below. The persons named in the enclosed proxy card will vote all shares over which they have discretionary authority “FOR” the election of the nominees named below. Although our Board does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the Meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.
Number of Directors
The Board has approved a reduction of the number of directors on the Board from seven to five, effective as of close of the Meeting, in light of the completion of the board terms of Mr. McGuire and Mr. Cooper as described below. The Board has nominated five directors for election to the Board at the Meeting.
Nominees
The following sets forth information regarding each nominee. Each nominee has consented to be named in this proxy statement and to serve as a director, if elected.
Name: John W. Gibson Jr.
Age: 62
Director Since: 2020
Principal Occupation: Mr. Gibson joined the Board as Chairman and became CEO and President of the Company in January 2020. Until joining the Company in January, Mr. Gibson served as Chairman of Energy Technology at Tudor, Pickering, Holt & Company (“TPH”), an energy-focused investment bank headquartered in Houston, Texas. Mr. Gibson started with TPH in May 2016. Prior to TPH, Mr.

Gibson served as President and Chief Executive Officer of Tervita Corporation, a major Canada-based environmental and oilfield services company, from July 2010 to July 2015. He served as Director and Chair of the Compensation Committee of Tervita from May 2015 until December 2016. He also served as director of I-Pulse Inc. from January 2010 until September 2019. From September 2005 until July 2010, Mr. Gibson was the President and Chief Executive Officer of Paradigm B.V., a provider of enterprise software solutions to the global oil and natural gas exploration and production industry. He currently serves on the Boards of Directors of Orocobre Limited, a company listed on the Australian Securities Exchange, and BluWare Inc., a private company focused on providing data compression tools to the oil and gas industry. Mr. Gibson serves on the visiting committee of the Bureau of Economic Geology of The University of Texas, as Director of the National KICKSTART Program and as a member of the University of Houston Energy Advisory Board. Mr. Gibson has been The Honorary Consul to Texas of Kazakhstan since November 2019. Mr. Gibson has also been a Senior Advisor to TPH since January 2020. Mr. Gibson holds a Bachelor of Science in Geology from Auburn University and a Master of Science in Geology from the University of Houston. Mr. Gibson’s extensive experience as an executive and director in the oil and gas services sector brings significant knowledge and leadership to the Board.

Name: Michelle M. Adams
Age: 49
Director Since: 2017
Principal Occupation: Ms. Adams joined the Board as a Director in January 2017 and became a member of the Corporate Governance and Nominating Committee in January 2017, a member of the Compensation Committee in October 2017, and became Chairman of this Committee in April 2018. Ms. Adams has served as Vice President of Sales America for Dropbox since March 1, 2017. Previously, she was World Wide Vice President, Watson Platform for IBM. Ms. Adams was Vice President, Customer Engagement at IBM Watson. She assumed this role in 2013 and was responsible for all Go to Market Operations for North and South America. She previously ran software teams across IBM for over 10 years. Prior to joining IBM in 2005, Ms. Adams had various sales leadership roles at Tivoli Systems, StorageNetworks, and Digex, Inc. Ms. Adams received her Bachelor of Arts degree from Villanova University and resides in Austin, Texas with her husband and children. Ms. Adams’ experience as a technology executive brings significant technology knowledge and innovative thought leadership to the Board.
Name: Ted D. Brown
Age: 64
Director Since: 2013

Principal Occupation: Mr. Brown joined the Board as a Director in November 2013, became a member of the Corporate Governance and Nominating Committee in January 2014, became Chairman of this Committee in April 2018, became a member of the Compensation Committee in May 2014, and became a member of the Audit Committee in May 2018. Currently, Mr. Brown is President and CEO of Confluence Resources LP, a private oil and gas exploration and production company formed in 2016 and based in Denver, Colorado. Prior to forming Confluence, Mr. Brown was Senior Vice President and Advisor to the CEO and President of Noble Energy, Inc. (NYSE: NBL) until his retirement on January 31, 2015. Mr. Brown joined Noble Energy in 2005 in Noble Energy’s merger with Patina Oil and Gas. A lifelong oilman, he joined Amoco Production Company upon completion of his degree in mechanical engineering from the University of Wyoming. He has also worked in various capacities for Union Pacific Resources, Barrett Resources, and Williams Companies. Under Mr. Brown’s leadership, Noble Energy nearly tripled its production in Northern Colorado in nine years while drilling more than 3,300 new wells. During Mr. Brown’s tenure, he was responsible for annual capital budgets approaching $2 billion during which Noble Energy became the largest oil producer in Colorado. Mr. Brown has participated in numerous industry activities including serving as Chairman of and serving on the Executive Committee of the Colorado Oil & Gas Association and the Board of the Western Energy Alliance where he has served as the organization’s Colorado Vice President. He was also Chairman of Coloradans for Responsible Energy Development and former board member of Colorado Concern. In recognition of Mr. Brown’s service to both the industry and his community, he was named the Western Energy Alliance 2013 Wildcatter of the Year, one of the highest honors available to oil and gas professionals. In 2014, Mr. Brown was also inducted into the Rocky Mountain Oil and Gas Hall of Fame. Mr. Brown’s extensive experience across all phases of oil and gas exploration and production, as well as his understanding, execution, and leadership of large capital programs, contributes to the effectiveness of the Board.
Name: Paul W. Hobby
Age: 59
Director Since: 2019
Principal Occupation: Mr. Hobby joined the Board as a Director in March 2019, became a member of the Corporate Governance and Nominating Committee in March 2019, and became a member of the Compensation Committee in April 2019. Mr. Hobby is the Founding Chairman and Managing Partner of Genesis Park LP, a Houston-based private equity business specializing in technology and communications investments. Mr. Hobby routinely provides management and board governance services to Genesis Park portfolio companies. Mr. Hobby has served as a director of NRG Energy, Inc. (NYSE: NRG), a leading integrated power company, since March 2006. He previously served as a director of Stewart Information Services Corporation,

Coastal Banc, Amegy Bank, and several other public companies. Mr. Hobby served as the CEO of Alpheus Communications, L.P., a Texas wholesale telecommunications provider, from 2004 to 2011, and as Chairman of CapRock Services, Inc., the largest provider of satellite services globally from 2002 to 2006. Mr. Hobby is former Chairman of the Houston Branch of the Federal Reserve Bank of Dallas and the Greater Houston Partnership, the Texas Business Hall of Fame, and the Texas Ethics Commission. He was an Assistant U.S. Attorney for the Southern District of Texas from 1989 to 1992, Chief of Staff to the Lieutenant Governor of Texas, Bob Bullock, and an Associate at Fulbright & Jaworski from 1986 to 1989. He is often sought out as a public speaker and media resource on a wide range of topics. Mr. Hobby earned his B.A. from the University of Virginia and his J.D. from the University of Texas Law School. Mr Hobby’s extensive M&A expertise, management experience, and legal skills, together with his significant involvement in the greater Texas community, make him a valuable addition to the Board.
Name: David Nierenberg
Age: 66
Director Since: 2018
Principal Occupation: Mr. Nierenberg joined the Board as a Director in June 2018. Mr. Nierenberg has been a member of the Compensation Committee and Corporate Governance and Nominating Committee since June 2018 and was Chairman of the Board from May 2019 until January 2020. Since January 1996, Mr. Nierenberg has served as the President of Nierenberg Investment Management Company, Inc. (“NIMCO”), which manages the D3 Family Funds. Several of the D3 Family Funds are stockholders of the Company. Before founding NIMCO in 1996, Mr. Nierenberg was a General Partner at Trinity Ventures, a venture capital fund. Mr. Nierenberg began his career at Bain & Company Inc., where he was a Partner, managing strategy, acquisition, and cost reduction projects. He serves as Chair for the Advisory Board of the Ira M. Millstein Center for Global Markets and Corporate Ownership at Columbia Law School. Mr. Nierenberg chairs the Research Advisory Council of Glass, Lewis & Co. He is also a member of the board of the Washington State Investment Board, Riverview Bancorp (NASDAQ: RVSB), Rosetta Stone (NYSE: RST), Houston Wire and Cable Company (NASDAQ: HWCC) and The National WWII Museum. Mr. Nierenberg previously served as a director for Electro Scientific Industries, Inc. (NASDAQ: ESIO). Mr. Nierenberg received his Juris Doctorate from Yale Law School and his B.A. in History, summa cum laude, from Yale College.

Completion of Board Terms
Name: L. Melvin Cooper
Age: 66
Director Since: 2010

Mr. Cooper will not be standing for reelection at our May 5, 2020 annual meeting.
Name: L.V. “Bud” McGuire
Age: 77
Director Since: 2010

Mr. McGuire will not be standing for reelection at our May 5, 2020 annual meeting.

Meeting Attendance
During 2019, the Board held 19 meetings of the full Board and 16 meetings of committees. The Audit Committee held four meetings, the Corporate Governance and Nominating Committee held three meetings, and the Compensation Committee held nine meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served from the respective dates of appointment.
The Company does not have a formal policy requiring members of the Board to attend the Annual Meeting, although all directors are strongly encouraged to attend. All the directors attended the last annual meeting of stockholders.
Executive Sessions
Pursuant to the Company’s Corporate Governance Guidelines, which are available on our website (www.flotekind.com) and in print to any stockholder who requests them, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. During 2019, the non-management directors met in five executive sessions without management present.

Director Independence
The Board has determined that each of the current directors, except for Mr. Gibson, is independent as defined by the rules of the NYSE and, in the case of the Audit Committee, the Securities and Exchange Commission (the “SEC”). Mr. Gibson is not an independent director, since he is currently the President and Chief Executive Officer of the Company.
None of the non-employee directors have any relationship with the Company other than as a director and stockholder, or any transaction or arrangement that interferes with each director’s independence.
Director Compensation
Board members receive an annual retainer of $52,000 and additional retainers for serving as a chair or member of a Board committee as described below. Directors may elect to receive their annual retainer in stock of the Company in lieu of cash.
The Audit Committee chair receives an annual retainer of $32,000, and Audit Committee members receive an annual retainer of $8,000. The Compensation Committee chair receives an annual retainer of $20,000 and Compensation Committee members receive an annual retainer of $8,000. The Corporate Governance and Nominating Committee chair receives an annual retainer of $16,000 and Corporate Governance and Nominating Committee members receive an annual retainer of $4,000.
The Lead Director receives an annual retainer of $24,000.
The members of the Board also receive an annual grant of restricted stock. The amount of the grant was changed in 2019, from a market value of $125,000 to a market value of $100,000. The restricted stock vests on the one year anniversary of the grant or on the date of the annual meeting of shareholders following the grant, whichever is earlier.
Directors do not receive fees for attending Board or committee meetings. Mr. Gibson is not compensated for serving on the Board.

The following table provides the 2019 compensation of the non-employee directors.

Name	Fees earned or paid in cash	Stock awards	Non-equity incentive plan compensation	All other compensation	Total
Michelle M. Adams	$76,000	$100,000	$—	$—	$176,000
Ted D. Brown	$80,000	$100,000	$—	$—	$180,000
L. Melvin Cooper	$92,000	$100,000	$—	$—	$192,000
L.V. “Bud” McGuire (1)	$57,667	$152,000	$—	$—	$209,667
David Nierenberg (2)	$27,667	$152,000	$—	$—	$179,667
Paul W. Hobby (3)	$47,862	$78,494	$—	$—	$126,356
Katherine T. Richard (4)	$20,693	$—	$—	$—	$20,693

(1)
Mr. McGuire elected to receive his annual retainer in common stock of the Company in lieu of cash after the 2019 annual meeting. Stock award amounts include the grant of common stock in respect the subsequent year retainer.

(2)
Mr. Nierenberg elected to receive his annual retainer in common stock of the Company in lieu of cash after the 2019 annual meeting. Stock award amounts include the grant of common stock in respect the subsequent year retainer.

(3)	Mr. Hobby’s earned fees and stock awards are prorated amounts reflecting his appointment to the Board on March 19, 2019.

(4)	Ms. Richard’s term as a director on the Board expired on May 24, 2019.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS
AND CERTAIN BENEFICIAL OWNERS
The following table provides the beneficial ownership of Common Stock as of March 16, 2020, for (i) each named executive officer set forth in the Summary Compensation Table, (ii) each of the Company’s directors (including each nominee), (iii) all of the Company’s current executive officers and directors as a group, and (iv) each other person known by the Company to be a beneficial owner of more than 5% of our outstanding Common Stock.

Name	Shares Owned (a)	Percent of Class (b)
Named Executive Officers and Directors
John W. Gibson Jr.	770,000	1.31%
John W. Chisholm (c)	1,180,095	2.00%
Elizabeth T. Wilkinson	266,870	*
James A. Silas	226,317	*
Joshua A. Snively Sr. (d)	438,493	*
Michelle M. Adams	89,407	*
Ted D. Brown	109,544	*
L. Melvin Cooper	170,763	*
Paul W. Hobby	66,037	*
L.V. “Bud” McGuire	208,217	*
David Nierenberg (e)	3,514,062	5.96%
All executive officers and directors as a group (12 persons) (f)	5,814,350	9.86%
5% Beneficial Owners
BlackRock, Inc. (g)	3,781,827	6.42%
Dimensional Fund Advisors LP (h)	3,704,636	6.28%
David Nierenberg (e)	3,514,062	5.96%
* Less than 1%.

(a)
Except as otherwise disclosed, the persons named in the table have sole voting and investment power of all shares of Common Stock which are beneficially owned by them. None of the current executive officers or directors have pledged shares.

(b)	Based on 58,951,784 shares of Common Stock entitled to vote as of March 16, 2020.

(c)	Mr. Chisholm ceased to be an officer and a director of the Company effective January 5, 2020. Stock information taken from Mr. Chisholm’s Form 4 filed on January 3, 2020.

(d)	Mr. Snively ceased to be an officer of the Company effective February 28, 2019. Stock information taken from Mr. Snively’s Form 4 filed on January 3, 2019.

(e)
Includes 3,447.613 shares of Common Stock owned by The D3 Family Fund, LP, The D3 Family Bulldog Fund, LP, and Haredale Ltd. Mr. Nierenberg is the sole owner of Nierenberg Investment Management Company, Inc. Nierenberg Investment Management Company, Inc. is the investment manager with respect to the shares held by each of The D3 Family Fund, LP, The D3 Family Bulldog Fund, LP, and Haredale Ltd. Mr. Nierenberg has disclaimed ownership of these securities except to the extent of his pecuniary interest therein.

(f)
Includes Mark Lewis, who was appointed an executive officer effective August 13, 2019, Ryan Ezell, who was appointed an executive officer effective January 23, 2020, and Nicholas J. Bigney, who was appointed an executive officer effective February 3, 2020.

(g)	The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Ownership information originated from the Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 5, 2020.

(h)
The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746. Ownership information originated from the Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 12, 2020.

Director Stock Ownership Guidelines
Directors are required to own stock equal to at least 5x the annual retainer. Each director has five years from the date appointed to his or her position (or within five years of the adoption of the guidelines, if the guidelines were adopted after the director was appointed) to achieve the stock ownership ratio. Directors that do not meet the above ownership ratio must retain 25% of the net shares acquired from exercising stock options or vesting of shares until they reach the applicable stock ownership ratio.
At December 31, 2019, all current directors have met or exceeded the guidelines.
Risk Management
The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Corporate Governance and Nominating Committee manages risks associated with Board independence and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about all identified Company risks.
Board Committees
The Board has established an Audit Committee, a Corporate Governance and Nominating Committee, and a Compensation Committee. The Audit, Corporate Governance and Nominating, and Compensation committees are composed entirely of independent directors as defined under the NYSE Listed Company Manual and the Company’s Corporate Governance Guidelines.
The following table shows the committees on which each director currently serves. “C” indicates that the director serves as the chair of the committee.

Director	Audit	Corporate Governance and Nominating	Compensation
Michelle M. Adams		X	C
Ted D. Brown	X	C
L. Melvin Cooper	C		X
Paul W. Hobby		X	X
L.V. “Bud” McGuire	X	X
David Nierenberg	X	X	X

Audit Committee
The Audit Committee held four meetings in 2019. The Audit Committee’s primary functions are to:

•	Oversee the Company’s financial reporting processes;

•	Appoint, oversee, replace and determine funding for the independent auditors;

•	Pre-approve all auditing services and non-audit services performed by the independent auditors;

•	Review with management the Company’s 10-Qs, 10-K, Annual Report and other financial statements;

•	Periodically discuss with management the Company’s plans regarding earnings press releases and providing guidance to analysts and ratings agencies;

•	Discuss with management and the independent auditors significant financial reporting issues and judgments, including any significant changes in accounting principles and internal controls; and

•
Establish procedures for retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

As of the date of this Proxy Statement, the Audit Committee is chaired by Mr. Cooper, and Messrs. Brown, McGuire and Nierenberg are members. Each member of the Audit Committee, as of the date of this Proxy Statement (Messrs. Cooper, Brown, McGuire and Nierenberg), is financially literate and has accounting or financial management expertise. Messrs. Cooper, Brown, McGuire and Nierenberg are audit committee financial experts as defined in Item 407 (d)(5) of Regulation S-K under the Exchange Act, rule 10A-3 under the Exchange Act, the NYSE Listed Company Manual, and the Company’s Corporate Governance Guidelines. The Board has adopted a charter for the Audit Committee, a copy of which is available on our website (www.flotekind.com) and in print to any stockholder who requests it.

AUDIT COMMITTEE REPORT
The independent auditors provided the Audit Committee with a written statement describing all the relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1. The Audit Committee also discussed with the auditors any relationships that may impact the independence of the auditors.
The Audit Committee reviewed and discussed with the independent auditors all communications required to be discussed by Standards of the PCAOB, including those described in Auditing Standard No. 1301.

The Audit Committee reviewed the Company’s audited financial statements as of and for the year ended December 31, 2019, and discussed them with management and the independent auditors. Based on such review and discussions, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

L. Melvin Cooper, Chairman
Ted D. Brown
L.V. “Bud” McGuire
David Nierenberg
, 2020

This report of the Audit Committee shall not be deemed “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate this information by reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on March, 9, 2020, in late 2019, the Audit Committee decided to engage in a competitive process to select the Company's independent registered public accounting firm. The Audit Committee and the Company began meeting with potential candidates in January 2020, and began sending requests for proposal on February 20, 2020. A number of firms, including Moss Adams LLP (“Moss Adams”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2019, were sent a request for proposal. On March 6, 2020, Moss Adams informed the Audit Committee that it would decline to stand for re-election.

None of Moss Adams' reports on the Company's financial statements for the fiscal years ended December 31, 2019 and December 31, 2018 contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2019 and December 31, 2018, there were (i) no disagreements between the Company and Moss Adams on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moss Adams, would have caused Moss Adams to make reference to the subject matter of the disagreement in their reports on the Company's consolidated financial statements for such years, and (ii) no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company requested that Moss Adams furnish a letter addressed to the SEC stating whether or not it agrees with the statements made herein. A copy of Moss Adams' letter, dated March 9, 2020, is attached to the Current Report on Form 8-K filed with the SEC on March 9, 2020.

Due to the change of audit firms, a representative of Moss Adams is not expected to attend the Meeting.
Moss Adams billed the Company and its subsidiaries fees as set forth in the table below for (i) the audit of the Company’s 2019 and 2018 annual financial statements, (ii) the reviews of quarterly financial statements for 2019 and review of other documents filed with the SEC, and (iii) assurance and other services reasonably related to the audit or review of the Company’s financial statements, including due diligence services. There were no other fees billed by Moss Adams during 2019.

	2019	2018
Audit fees	$737,000	$746,500
Audit related fees	10,500	37,350
Tax fees	—	—
All other fees	—	—
Total	$747,500	$783,850

The Audit Committee of the Board has adopted a policy requiring pre-approval of all services provided by our independent registered public accounting firm. All of the services provided by Moss Adams during fiscal years 2019 and 2018 were pre-approved by the Audit Committee.

The Audit Committee and the Company expect to announce the results of the competitive process to select an independent registered public accounting firm in a Current Report on Form 8-K once the process has been completed.

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee held three meetings in 2019. The Corporate Governance and Nominating Committee’s primary functions are to:

•	Review at least annually the structure of the Board to assure that proper skills and experience are represented;

•	Recommend candidates to fill vacancies on the Board as they occur;

•	Recommend a slate of nominees for director for election or reelection by the shareholders at the annual meeting;

•	Identify individuals qualified to serve as potential Board members;

•	Assess the performance of directors in evaluating their renomination;

•	Periodically review the composition of the Board and its committees and consider rotation of committee members and chairpersons;

•	Recommend to the Board the membership of committees (other than the Corporate Governance and Nominating Committee)

•	Develop and recommend to the Board the Company’s corporate governance guidelines and oversee compliance;

•	Review and consider any requests for waivers of the Company’s corporate governance guidelines or code of business conduct and ethics, and make a recommendation to the Board with respect to any waivers;

•	Review potential conflicts of interest involving directors and determine whether or not such director(s) may vote on any issue on which there may be a conflict;

•	Review all related party transactions and determine whether such transactions are appropriate for the Company;

•	Review its own performance and the committee charter at least annually; and

•	Review executive development and succession plans, including strategies for the Company’s senior management positions.

When identifying and evaluating candidates, the Corporate Governance and Nominating Committee first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Corporate Governance and Nominating Committee may retain a third-party search firm to assist the Committee in locating qualified candidates that meet the needs of the Board at that time. Generally, a retained search firm would provide information on a number of candidates, which the Corporate Governance and Nominating Committee would discuss. The Corporate Governance and Nominating Committee Chairman and some or all of the members of the Corporate Governance and Nominating Committee will interview potential candidates that meet the needs of the Board, possess the qualifications sought, and meet the independence standards required by the
NYSE and as set forth by the Company’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee will then recommend the nomination of candidates to the Board.

The Corporate Governance and Nominating Committee considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics, and commitment to the goal of maximizing stockholder value when considering director candidates. The Corporate Governance and Nominating Committee also focuses on issues of diversity, such as diversity of gender, race, and national origin, education, professional experience, and differences in viewpoints and skills. The Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

Director nominees may be identified by the Corporate Governance and Nominating Committee through current board members, officers, stockholders, or other persons. Section 13 of Article II of the Second Amended and Restated Bylaws of the Company entitled “Notice of Shareholder Nomination and Shareholder Business” sets out a detailed procedure for stockholder proposed candidates.
As of the date of this Proxy Statement, the Corporate Governance and Nominating Committee is chaired by Mr. Brown,and Ms. Adams and Messrs. McGuire, Hobby and Nierenberg are members. The Board has adopted a charter for the Corporate Governance and Nominating Committee, a copy of which is available on our website (www.flotekind.com) and in print to any stockholder who requests it.

Corporate Governance and Nominating Committee Report
The Corporate Governance and Nominating Committee of the Company has reviewed and discussed the slate of directors proposed for election with management and, based on such review and discussion, has recommended to the Board that the slate of directors proposed for election be included in this Proxy Statement.
Ted D. Brown, Chair
Michelle Adams
L.V. Bud McGuire
Paul W. Hobby
David Nierenberg
, 2020

Compensation Committee
The Compensation Committee held nine meetings in 2019. The Compensation Committee’s primary functions are to:

•	Review, approve and evaluate corporate goals and objectives relevant to compensation of each of the Company’s executive officers and CEO direct reports;

•
Adopt a compensation strategy and determine the salary, bonuses and other compensation of the executive officers and CEO direct reports based on performance and the most recent “say-on-pay” advisory vote;

•	Award equity awards to executive officers, CEO direct reports and other employees of the Company pursuant to established plans;

•	Adopt compensation policies and programs that are consistent with corporate strategy and meeting related legal requirements;

•	Make recommendations to the Board regarding Board member compensation; and

•	Oversee compensation and benefits programs applicable to all employees of the Company.
As of the date of this Proxy Statement, the Compensation Committee is chaired by Ms. Adams, and Messrs. Cooper, Hobby and Nierenberg are members. The Board has adopted a charter for the Compensation Committee, a copy of which is available on our website (www.flotekind.com) and in print to any stockholder who requests it.

Other Board and Committee Items
Code of Business Conduct and Ethics
The Code of Business Conduct and Ethics of the Company applies to our directors, executive officers, and to all other employees and is available on our website (www.flotekind.com) and in print to any stockholder who requests it.
Compensation Committee Interlocks and Insider Participation
Ms. Adams and Messrs. Hobby, Cooper, and Nierenberg served on the Compensation Committee during 2019. No current member of the Compensation Committee is a current or former officer or employee of the Company or had any relationship requiring disclosure under applicable SEC rules. Additionally, none of the Company’s executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Company’s Compensation Committee.
Transactions with Related Persons
Prior to May 20, 2019, Mr. Chisholm was compensated as both an employee and an independent contractor pursuant to agreements with two entities owned by Mr. Chisholm. The agreements were terminated on May 20, 2019. For more information, please see the description of Mr. Chisholm’s employment agreement in the “Compensation Overview” section below.
Delinquent Section 16(a) Reports
Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, the Company’s directors and executive officers are required to file with the SEC reports of ownership and changes in ownership of Common Stock. Copies of such forms are required to be filed with the Company and the SEC. Based solely on its review of copies of such reports furnished to the Company and filed with the SEC, the Company believes that the directors and executive officers were in compliance with the filing requirements of Section 16(a) during the most recent fiscal year, except that Messrs. Chisholm, Nierenberg and Cooper and Ms. Adams did not timely file one Form 4 in 2019 reflecting one transaction.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We are providing our stockholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K and in accordance with the SEC’s rules. This proposal, which may be referred to as a “say-on-pay” proposal, is required by Section 14A of the Exchange Act, which was put in place by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
The Board of Directors is asking our stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement dated April , 2020 is hereby approved.
Though this proposal calls for a non-binding advisory vote, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
Vote Required and Recommendation of the Board of Directors
The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter is required to approve this Proposal 2. In determining whether this proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS
Our named executive officers for 2019 were as follows:

Name and Age	Positions	Position Held Since
John W. Chisholm (65) (1)	Chief Executive Officer	2012
	President and Chairman of the Board	2010
	Interim President	2009

Elizabeth T. Wilkinson (62)	Chief Financial Officer	2018

James A. Silas (45)	Senior Vice President, Research and Innovation	2016
	Vice President of Research and Innovation	2015
	Research Scientist	2013

Joshua A. Snively, Sr. (55) (2)	Executive Vice President, Operations	2017
	Executive Vice President, Research and Innovation	2013
	President of Florida Chemical Company, Inc., a wholly-owned subsidiary of the Company	2013

(1)	Mr. Chisholm ceased to be a director, officer and employee effective January 5, 2020.

(2)	Mr. Snively ceased to be an officer and employee effective February 28, 2019.

COMPENSATION OVERVIEW
The following discussion provides an overview of the background and objectives of our compensation programs for current senior management and the material elements of the compensation of each of the executive officers for 2019.

Objectives of Our Compensation Program

Our executive compensation program has been designed to ensure that Flotek is able to attract and retain talented and experienced executive officers, motivate and reward both individual and team efforts, enhance accountability of the executive officers to the Board, and align incentives of our executive officers with our shareholders’ interests. Each year the Compensation Committee determines the appropriate mix of cash and non-cash compensation and short and long term incentive compensation for our executive officers in order to reward near term performance and to encourage commitment to our long-range goals.

Our 2019 executive compensation program consisted of base salary, short-term incentives and long-term incentives, as described below:

Compensation Element	Objective	Key Features
Base Salary	Provides regular income, reflecting scope of responsibilities, job characteristics, leadership skills and experience.	Reviewed annually based on individual performance. While base salary is not performance-based, annual increases are not guaranteed.
Short-Term Incentives	Rewards contributions to achievement of annual targets and individual performance, with a focus on key financial indicators.	Compensation Committee determines performance measures to align incentives with short-term goals.
Long-Term Incentives	Correlates pay with shareholder value and aligns executives with value increases; helps to retain executives in the competitive energy market.	Gives incentive for performance over long period, with a combination of staggered vesting and cliff vesting over three years.

Named executive officers are eligible to participate in our employee benefit plans, including medical, dental, and vision care programs, Company-paid accidental death, dismemberment, and life insurance, and Flotek’s 401(k) plan, on the same basis as other employees. The Company matches contributions at 100% of up to 2% of an employee’s compensation and, if greater, the Company matches contributions at 50% from 5% to 8% of an employee’s compensation. The Company does not offer pension or retirement benefits other than the 401(k) plan. The Company’s international employees may have slightly different employee benefit plans than those offered to domestic employees, typically as a result of legal requirements of the specific country.
Executive officers are not permitted to participate in our employee stock purchase plan.
Peer Group Comparison
Our Compensation Committee considers data from a group of similar publicly-traded energy services companies and chemical companies (the “Peer Group”) to evaluate our executive compensation. During 2019, we worked with

Meridian Compensation Partners, LLC, our compensation consultant, to define our Peer Group and compare our executive compensation. We evaluate each element of compensation (base salary, short-term incentives, and long-term incentives), as well as the total of all compensation elements, to assess the competitiveness against our Peer Group.
The Compensation Committee also considers data from published survey sources and information from our directors, management, and compensation consultant to evaluate our executive compensation.

The companies in our Peer Group for 2019 were as follows:

CARBO Ceramics, Inc.	NCS Multistage Holdings, Inc.
Dawson Geophysical Company	Nuverra Environmental Solutions, Inc.
Era Group Inc.	Pioneer Energy Services Corp.
Gulf Island Fabrication, Inc.	Quintana Energy Services, Inc.
Hornbeck Offshore Services, Inc.	Ranger Energy Services, Inc.
ION Geophysical Corporation	RigNet, Inc.
Key Energy Services, Inc.

2019 Executive Officer Compensation

Base Salary
The Company reviews base salaries annually for the named executive officers. The Company includes several factors when reviewing base salaries, including base salaries paid for comparable positions in the Peer Group, published survey data, the relationship among base salaries paid within the Company, and individual experience and performance.

President, Chief Executive Officer and Chairman of the Board
On May 20, 2019, the Compensation Committee approved an annual salary of $550,000 for Mr. Chisholm and the

Company terminated the agreements with the companies owned by Mr. Chisholm under which Mr. Chisholm had been paid as an independent contractor. Prior to that time Mr. Chisholm had been paid a $50,000 annual salary and $810,000 pursuant to the agreements with the companies owned by Mr. Chisholm, for a total of $860,000. The change to an annual salary of $550,000 is a reduction of approximately 36%. For more information, please see the summary of Mr. Chisholm’s employment agreement below.
Other Named Executive Officers
The Company made the adjustments in the table below for the other named executive officers for 2019:

Name	Title	2018 Salary	2019 Salary	Percent Increase
Elizabeth T. Wilkinson	Chief Financial Officer	$300,000	$350,000	16.7%
James A. Silas	Senior Vice President, Research and Innovation	$278,654	$285,000	2.3%
Joshua A. Snively, Sr. (1)	Executive Vice President, Operations	$499,166	*	*

(1)	Mr. Snively ceased to be an officer and employee effective February 28, 2019.

2019 Short-Term Incentive (Annual Cash Bonus)
Under the terms of the short-term incentive program, executives can earn an annual cash bonus based on Company performance. The annual cash bonus program for 2019 was comprised of the following components:

•	an annual adjusted EBITDA bonus;

•	an annual revenue bonus; and

•	an individual goal bonus.
The percentage of total bonus attributable to each these three elements varies by executive.
EBITDA Bonus. Each executive had a bonus target amount (expressed as a percentage of base salary) based on the Company’s achievement of “Adjusted EBITDA” targets for continuing operations in 2019. Adjusted EBITDA is a non-GAAP measure under which EBITDA is adjusted to exclude stock-based compensation and certain nonrecurring charges not directly related to the ongoing operations of the Company. The Compensation Committee determines Adjusted EBITDA for purposes of the EBITDA Bonus, taking into account recommendations from the Company’s Chief Financial Officer. Executives receive 50% of their EBITDA bonus target for achievement of a minimum Adjusted EBITDA, 100% of the EBIDTA bonus target amount for achievement of the target Adjusted EBITDA amount, and 150% of the EBITDA bonus for achievement of a maximum Adjusted EBIDTA amount. If Adjusted EBITDA is between these levels, the resulting EBITDA Bonus percentage is calculated based on linear interpolation.
EBITDA Bonus calculations were performed quarterly in 2019.
Revenue Bonus. Each executive had a bonus target amount (expressed as a percentage of base salary) based on the

Company’s achievement of revenue targets for continuing operations in 2019. Executives receive 50% of their revenue bonus target for achievement of a minimum revenue amount, 100% of the revenue bonus target for achievement of the target revenue amount, and 150% of their revenue bonus target for achievement of a maximum revenue amount. If revenue is between these levels, the resulting revenue bonus percentage is calculated based on linear interpolation.
Revenue bonus calculations were performed quarterly in 2019.
Goal Bonus. In addition to the Adjusted EBIDTA bonus and the revenue bonus, each executive has a bonus target amount (expressed as a percentage of base salary) based on individual performance goals. Individual performance goals are approved by the Compensation Committee for each executive, and the Compensation Committee determines whether performance met or exceeded the goals established by the Committee. The actual amount paid may range between 0% and 200% of the target amount, depending on the level of achievement by the executive as determined by the Compensation Committee.
Goal setting, goal bonus calculations and resulting payments were determined quarterly in 2019.
In addition to the EBITDA Bonus and the Goal Bonus, the Compensation Committee also retains the ability to award discretionary bonuses based on individual performances or in connection with completion of large transactions.

The total bonus percentage for each named executive officer, together with the allocation among the Adjusted EBITDA, Revenue and Goal portions, was as follows for 2019:

Bonus Percentage Targets
	Total	Adjusted EBIDTA	Revenue	Goal Bonus
John W. Chisholm (1)	110%	50%	20%	30%
Elizabeth T. Wilkinson	75%	50%	20%	30%
James A. Silas	75%	50%	20%	30%
Joshua A. Snively (2)	*	*	*	*

(1)	Mr. Chisholm ceased to be a director, officer and employee effective January 5, 2020.

(2)
Mr. Snively ceased to be an officer and employee effective February 28, 2019. As this was prior to the implementation of the 2019 short-term incentive program, Mr. Snively was not included in the short-term incentive program.

2019 Short-Term Incentive Results
No EBITDA bonus payouts were earned or paid to the named executive officers in 2019. The table below shows the actual amounts earned by the named executive officers in 2019 as a result of the other short-term incentive plan elements.

	Adjusted
	EBITDA	Revenue	Goal	Discretionary	Total
John W. Chisholm (1)	$—	$20,873	$95,288	$—	$116,161
Elizabeth T. Wilkinson	$—	$9,056	$83,672	$—	$92,728
James A. Silas	$—	$7,374	$61,720	$—	$69,094
Joshua A. Snively (2)	$—	$—	$—	$—	$—

(1)	Mr. Chisholm ceased to be a director, officer and employee effective January 5, 2020.

(2)
Mr. Snively ceased to be an officer and employee effective February 28, 2019. As this was prior to the implementation of the 2019 short-term incentive program, Mr. Snively was not included in the short-term incentive program.

2019 Long-Term Incentives (Stock Awards)
In order to incentivize executives to work toward the long term success of the Company, the Compensation Committee has instituted a long-term incentive plan under which executives can earn awards of the Company’s stock.

The 2019 long-term incentive plan provides for a total stock award based on a dollar value determined by multiplying a factor by the annual salary of the applicable executive. For 2019, the factors were as follows:

Award Factor
John W. Chisholm (1)	2.25
Elizabeth T. Wilkinson	1.35
James A. Silas	1.35
Joshua A. Snively (2)	*

(1)	Mr. Chisholm ceased to be a director, officer and employee effective January 5, 2020.

(2)
Mr. Snively ceased to be an officer and employee effective February 28, 2019. As this was prior to the implementation of the 2019 long-term incentive program, Mr. Snively was not included in the long-term incentive program.

Awards made under the long term incentive plan are of two general types: restricted stock subject to time vesting (“Restricted Stock”), and stock based on relative total shareholder return (“TSR Stock”).
Restricted Stock. Each executive is granted restricted stock equal to (a) the executive’s award factor multiplied by (b) the executive’s salary and (c) 40%, divided by (d) a deemed share price of $4.00. These shares vest ratably on the date that is one year after the grant, December 31, 2020 and December 31, 2021.
TSR Stock. TSR Stock awards are based on two types of notional “units” granted to the relevant executives. The first type of unit is intended to reward performance based on performance of the Company as compared to the Peer Group (“TSR Peer Group Units”). Each executive is granted number of TSR Peer Group Units equal to (a) the executive’s award factor multiplied by (b) the executive’s salary and (c) 30%, divided by (d) a deemed share price of $4.00.
After December 31, 2021, the performance of the Company is compared to the performance of the companies in the Peer Group during the period from January 1, 2019 to December 31, 2021 (the “Performance Period”). This is done by calculating the “Total Shareholder Return” for the Company and each company in the Peer Group by subtracting (a) the average closing price of the common stock of the applicable company for the last 20 trading days of the Performance Period from (b) the average closing price of the common stock of the applicable company for the 20 trading days immediately preceding the Performance Period (the “Beginning Price”) and then dividing the resulting difference by (c) the Beginning Price.
The TSR Peer Group Units are converted to restricted stock in the Company by multiplying the number of TSR Peer Group Units by a conversion rate equal to (a) 200%, if the Total Shareholder Return of the Company is equal to the 75th percentile when compared to the Peer Group, and (b) 100%, if the Total Shareholder Return of the Company is equal to the 50th percentile when compared with the Peer Group. If the Total Shareholder Return of the Company is between the 50th and the 75th percentile when compared to the Peer Group, the percentage used to calculate the conversion of the TSR Peer Group Units will be determined by linear interpolation. If the Total Shareholder Return of the Company is less than the 50th percentile when compared to the Peer Group, no TSR Peer Group Units will convert to shares in the Company.
The second type of unit is intended to reward performance based on the performance of the Company as compared to the Oilfield Equipment Services and Oil and Gas Drilling Global Industry Classification constituent companies of the Russell 2000 Index (the “Index Group”) during the Performance Period (the “TSR Index Group Units”). Each executive is granted a number of TSR Index Group Units equal to (a) the executive’s award factor multiplied by (b) the executive’s salary and (c) 30%, divided by (d) a deemed share price of $4.00.

At the end of the Performance Period, the performance of the Company is compared to the performance of companies in the Index Group in the same manner as for the TSR Peer Group Units. The TSR Index Group Units are converted to restricted stock in the Company by multiplying the number of TSR Index Group Units by a conversion rate equal to (a) 200%, if the Total Shareholder Return of the Company is equal to the 75th percentile when compared to the Index Group, and (b) 100%, if the Total Shareholder Return of the Company is equal to the 50th percentile when compared with the Index Group. If the Total Shareholder Return of the Company is between the 50th and the 75th percentile when compared to the Index Group, the percentage used to calculate the conversion of the TSR Index Group Units will be determined by linear interpolation. If the Total Shareholder Return of the Company is less than the 50th percentile when compared to the Index Group, no TSR Index Group Units will convert to shares in the Company.
For both the TSR Peer Group Units and the TSR Index Group Units, the conversion rate can never be greater than 100%, if the Total Shareholder Return for the Company during the Performance Period is a loss greater than 5%.

Unvested Restricted Stock and/or the right to convert TSR Peer Group Units and TSR Index Group Units are forfeited in the event the executive is not employed at the end of the Performance Period, although the Compensation Committee has the right to determine vesting in the event an executive dies, becomes disabled or retires prior to vesting.
If there is a change of control of the Company during the Performance Period, the TSR Peer Group Units and TSR Index Group Units convert at a rate of 100%.
Other Stock Awards
Executive officers of the Company may be awarded one-time awards of Restricted Stock in connection with the closing of significant transactions. In 2019, Restricted Stock was awarded to several of our named executive officers in connection with the sale of Florida Chemical Company to Archer-Daniels-Midland.

2019 Long-Term Incentive Results
The amount of Restricted Stock and notional units awarded to the 2019 named executive officers is detailed on the table below. As described above, Restricted Stock vests over three years, and TSR Peer Group Units/TSR Index Group Units are not actual awards of common stock, but rather the potential to convert into common stock if the Company meets certain performance objectives in future years.

	Restricted	TSR Peer	TSR Index
	Stock	Group Units	Group Units	Total (3)
John W. Chisholm (1)	$668,013	$581,938	$575,441	$1,825,392
Elizabeth T. Wilkinson	$277,998	$222,134	$219,716	$719,848
James A. Silas	$157,752	$180,933	$178,913	$517,598
Joshua A. Snively, Sr. (2)	$—	$—	$—	$—

(1)
Mr. Chisholm ceased to be a director, officer and employee effective January 5, 2020, at which time all time-vesting Restricted Stock, TSR Peer Group Units and TSR Index Group Units awarded as 2019 long-term incentives were forfeited by Mr. Chisholm, other than 123,750 shares of Restricted Stock granted pursuant to the 2019 long-term incentive program, which was settled in cash at the time of Mr. Chisholm’s departure for $257,400.

(2)
Mr. Snively ceased to be an officer and employee effective February 28, 2019. As this was prior to the implementation of the 2019 long-term incentive program, Mr. Snively was not included in the long-term incentive program.

(3)	Amounts assume that the TSR Peer Group Units and the TSR Index Group Units convert at 100% and are valued as of the date of award.

Employment Agreements
A brief summary of the employment agreements of our 2019 named executive officers is as follows:
John W. Chisholm - Employment Agreement

Mr. Chisholm entered into an employment agreement with the Company on May 20, 2019 which was amended on October 18, 2019. Under the terms of the employment agreement, Mr. Chisholm was paid a base salary of $550,000 annually and was eligible to participate in the short-term incentive program with a target of 110% and the long-term incentive program with a factor of 2.25.

Upon execution of the employment agreement, Mr. Chisholm was granted 85,000 shares of restricted stock that vest on the earlier of Mr. Chisholm’s termination of employment or March 31, 2020.

The employment agreement was effective from April 1, 2019 until March 31, 2020. Upon resignation of employment by Mr. Chisholm for certain material reductions in salary, duties or certain relocations (“Good Reason”), Mr. Chisholm was entitled to (a) $3,612,000, paid over 24 equal monthly installments, (b) reimbursement for COBRA premiums for up to one year, (c) 123,750 shares of stock, matching his time-vesting restricted stock portion of the 2019 long-term incentive plan and (d) any bonuses earned but not yet paid under the 2019 short-term incentive plan. Upon resignation other than for Good Reason, Mr. Chisholm was to be paid only base salary through the date of termination.
Until May 20, 2019, Mr. Chisholm was primarily compensated as an independent contractor through two entities controlled by Mr. Chisholm (the “Chisholm Entities”). The Chisholm entities indemnified the Company for all liabilities for taxes, income tax withholding and other similar liabilities that might arise related to the arrangement, and Mr. Chisholm personally guaranteed the Chisholm Entities’ indemnification.

Mr. Chisholm resigned from the Company as of January 5, 2020. The Company considers Mr. Chisholm’s resignation to be for Good Reason. The Company is entitled to withhold and/or apply a right of offset against Mr. Chisholm’s severance to amounts that would be due under the guarantee, bonus or salary that was previously overpaid, or taxes underwithheld from Mr. Chisholm, including taxes relating to the payment to the Chisholm Entities.
Elizabeth T. Wilkinson - Employment Agreement
Ms. Wilkinson entered into an amended and restated employment agreement with the Company on May 20, 2019. Under the terms of the employment agreement, Ms. Wilkinson is paid a base salary of $350,000 annually and is eligible to participate in the short-term incentive program with a target of 75% and the long-term incentive program with a factor of 1.35.

The employment agreement is effective from April 1, 2019 until December 31, 2020. Upon termination of Ms. Wilkinson’s employment other than for cause, or resignation of employment by Ms. Wilkinson for certain material reductions in salary, duties or certain relocations Ms. Wilkinson is entitled to 150% of Ms. Wilkinson’s base salary and target bonus, payable in nine monthly installments, and reimbursement for COBRA premiums for up to one year.
James A. Silas - Employment Agreement
Mr. Silas entered into an employment agreement with the Company on January 8, 2018. Under the terms of the employment agreement, Mr. Silas is paid an initial base salary of $285,000 annually and is eligible to participate in the short-term incentive program with a target of 75% and the long-term incentive program with a factor of 1.35.
Upon termination of Mr. Silas’ employment other than for cause, Mr. Silas is entitled to 100% of Mr. Silas’ base salary and target bonus, payable in nine monthly installments.
Joshua A. Snively, Sr. - Employment Agreement

Mr. Snively entered into an employment agreement with the Company on March 16, 2018. Under the terms of the employment agreement, Mr. Snively was paid an initial annual base salary of $490,000 and was eligible to participate in the short-term incentive program with a target of 75% and the long-term incentive program with a factor of 2.00.

The employment agreement was originally effective from March 16, 2018 to December 31, 2020. Mr. Snively’s employment as Executive Vice President, Operations was terminated on February 28, 2019 in connection with the sale of Florida Chemical Company to Archer-Daniels-Midland. As outlined in his employment agreement, Mr. Snively received severance equal to nine monthly installments of $159,250 beginning in April 2019. In connection with Mr. Snively’s departure, 50,000 shares of common stock previously granted under his employment agreement and 49,000 shares of common stock granted under the 2018 long-term incentive plan fully vested on February 28, 2019. All unvested restricted stock units were forfeited as of February 28, 2019.

Other Policies, Guidelines and Practices Related to Executive Compensation
Stock Ownership Guidelines
The Company has stock ownership guidelines for its executive officers to help further align compensation incentives with shareholders. Each executive has five years from the date appointed to his or her position (or within five years of the adoption of the guidelines, if the guidelines were adopted after the executive was appointed) to achieve the stock ownership ratio for his or her position.

Role	Ratio
Chief Executive Officer	6 times base salary
Other executive officers	2 times base salary
Executives that do not meet the above ownership ratio must retain 25% of the net shares acquired from exercising stock options or vesting of shares until they reach the applicable stock ownership ratio.
At December 31, 2019, all current executives have met or exceeded the guidelines.
Hedging and Pledging of Company Stock
The Company’s Insider Trading Policy prohibits the Company’s directors, officers, and employees from hedging transactions related to Company securities, including short-selling, options, puts or calls, swaps, forwards, and futures. Company directors and executive officers are prohibited from pledging Company securities to secure indebtedness, including margin transactions related to Company securities.
None of the Company’s current executive officers or directors have pledged any Common Stock.

Claw-back Policy
Each executive that participates in the short-term incentive plan and long-term incentive plan agrees to abide by any compensation recovery, recoupment or other similar plan as may be approved by the Board or a committee thereof, or as may be required by applicable law.
Tax Gross-Ups on Severance
There are no tax gross-ups on any payments to executives, including severance payments.
Tax and Accounting Implications
Accounting for Stock-Based Compensation
The Company accounts for stock-based payments in accordance with the requirements of Accounting Standards

Codification (ASC) Topic 718, “Stock Compensation.” Equity based compensation is expensed over the requisite service period pursuant to the grant award terms. The Company considers the expense associated with stock-based incentive awards when granting such awards.
Section 409A
To the extent we permit executives to defer compensation or we commit to deliver compensation at a later date than when earned and vested, we make every attempt to meet the requirements of Section 409A of the Internal Revenue Code. Failure to satisfy the Section 409A requirements could subject the executives receiving deferred compensation to a 20% excise tax.

Changes for 2020

For 2020, there are several changes to both the executive officers at the Company and the executive compensation program.

2020 Executive Officers

The following are biographies of each of our executive officers as of , 2020.
John W. Gibson Jr., 62, is the Company’s Chairman, President and Chief Executive Officer. Mr. Gibson’s biography is available under “Nominees” in Proposal 1 above.
Elizabeth T. Wilkinson, 62, has served as Chief Financial Officer since December 2018. From January 2012 through December 2018, Ms. Wilkinson served as a managing consultant at RGP, a publicly traded, global consulting firm, leading financial advisory projects for Fortune 100, Fortune 500, and private-equity-controlled clients. In this capacity, she served as interim CFO, interim treasurer, and in key financial reporting roles, leading companies through significant accounting and finance transitions. Prior to her role at RGP, from March 2009 through March 2011, Ms. Wilkinson was CFO of Xtreme Drilling and Coil Services, and previously also served as Vice President and Treasurer of Kerr-McGee Corporation. Ms. Wilkinson is a Certified Public Accountant and received a Bachelor of Science in Business Administration, as well as a Master of Business Administration, from the University of Florida.
Danielle Allen, 45, has served as Senior Vice President, Global Communications & Technology Commercialization since April 2017. Ms. Allen was Executive Vice President at Edelman, a public relations company, from April 2005 to April 2017. Prior to her time at Edelman, Ms. Allen spent six years as communications director and whip assistant for U.S. Congressman Max Sandlin, where she was responsible for communications strategy, media relations, grassroots communications and coalition building. Ms. Allen earned a Bachelor of Arts in Journalism, with a concentration in public relations, from the University of Texas. She has completed a Leadership and Business Development program at the University of Chicago Booth School of Business, and is a graduate of Leadership Houston, as well as a member of the Emerging Leaders at Rice University’s Baker Institute for Public Policy. Ms. Allen also holds a certificate from the Institute for Crisis Management and serves on the board of directors of Leadership Houston.
Nicholas J. Bigney, 42, has served as Senior Vice President, General Counsel & Corporate Secretary since February 2020. From April 2018 to January 2020, Mr. Bigney was the Vice President, General Counsel & Secretary of Oiltanking North America, a midstream storage and logistics company. From August 2010 to April 2018, Mr. Bigney worked at Nabors Industries, a leading drilling contractor, in positions of increasing seniority. Prior to his time at Nabors, Mr. Bigney spent time at Milbank in New York and Skadden, Arps, Slate, Meagher & Flom in New York and Houston. Mr. Bigney has over 15 years of experience providing legal advice for companies in the oil and gas, chemicals and energy sectors. Mr. Bigney has a Bachelor of Arts in Japanese from Brigham Young University and a Juris Doctorate from Columbia Law School.
Ryan Ezell, 41, has served as Senior Vice President, Operations since March 2020. Previously, Dr. Ezell served as Vice President,Operations since August 2019. Prior to joining Flotek, Dr. Ezell was a global leader at Halliburton from May 2006 to July 2019, most recently serving as Vice President of Baroid Drilling Fluids. He has over 20 years of experience in the oil and gas services industry, including 10 years international of expatriate experience in Africa and the Middle East, Europe and Eurasia regions. Dr. Ezell earned a Bachelor of Science degree in Chemistry from Millsaps College and a Ph. D in Polymer Science from the University of Southern Mississippi. He is a published scientist and an author on more than 26 patents.
Mark Lewis, 59, has served as the Senior Vice President of Global Sales & Business Development since April 2019 and as an executive officer since August 2019. From January 2014 to April 2019, Mr. Lewis worked at Baker Hughes in many leadership roles, including Vice President of Global Accounts, Managing Director for North Arabia, and Vice President for Upstream Chemicals. Prior to his tenure at Baker Hughes, he served in a variety of sales and leadership roles at Petrolite. Mr. Lewis has over 35 years of experience leading business units, strategic accounts and teams developing strategies to provide technology-drive products and services to upstream and downstream oil and gas operators. Mr. Lewis earned a Bachelor’s degree in Chemical Engineering from the University of Birmingham and a Masters of Business Administration from the University of Leeds.

James A. Silas, 45, has served as the Senior Vice President of Research and Innovation since May 2016. Dr. Silas became an executive officer in this role in May 2019. Previously, he served as the Vice President of Research and Innovation beginning in May 2015 and as a research scientist beginning in June 2013. Dr. Silas was an assistant professor of Chemical Engineering at Texas A&M University prior to joining the Company. He has over 15 years of research experience investigating the physics and chemistry of surfactants and polymers in the areas of personal care products, bioengineering, and the oil industry. He earned a B.S.E in Chemical Engineering from Princeton University, a Ph.D. in Chemical Engineering from the University of Delaware, and was a NIH Ruth L Kirschstein Postdoctoral Fellow at the University of Pennsylvania in Bioengineering.
As previously announced, John Chisholm ceased to be a director, officer and employee effective January 5, 2020, and Joshua A. Snively, Sr. ceased to be an officer and employee effective February 28, 2019.
Changes to Peer Group
The Compensation Committee adjusted the Peer Group in January 2020 to ensure it was appropriate for the size and line of business and for the current industry environment.
The companies in our Peer Group for 2020 are as follows:

Advanced Emission Solutions, Inc.	Hornbeck Offshore Services, Inc.
Aspen Aerogels, Inc.	Intrepid Potash, Inc.
CARBO Ceramics, Inc.	ION Geophysical Corporation
Energy Recovery, Inc.	Natural Gas Services Group, Inc.
Era Group Inc.	NCS Multistage Holdings, Inc.
Graham Corporation	Nuverra Environmental Solutions, Inc.
Gulf Island Fabrication, Inc.	RigNet, Inc.
The Compensation Committee intends to monitor the composition of the Peer Group to assure that it provides a useful representation of the market for leadership talent in which the Company competes.
Changes to Short-Term Incentive Compensation
For 2020, the Company’s short-term incentive compensation plan has added a mechanism to provide for funding of a “pool” for executive bonuses. The pool is funded based on significant improvements to the adjusted EBITDA of the Company on a year-over-year basis.
Bonuses are paid out of the funded pool, with 70% attributable to the achieved adjusted EBITDA of the Company, and 30% attributable to the individual executive’s goals. If the adjusted EBITDA targets of the Company are not reached, there will be no bonus pool from which to pay bonuses.
Regardless of whether or not the pool is funded, Mr. Gibson will receive no bonus for 2020 if the adjusted EBITDA of the Company for 2020 is less than break-even.
Changes to Long-Term Incentive Compensation

For 2020, the Company’s long-term incentive compensation plan is based on the revised 2020 Peer Group. The plan has also been changed to grant the restricted stock based on the closing price of the Company’s common stock on February 28, 2020, which was $1.58. A conversion rate of 50% has also been set for both TSR Peer Group Units and TSR Index Group Units at 30th percentile performance, following recommendations from our compensation consultant. The plan otherwise remains substantially as it was in 2019.

Compensation of CEO

Mr. Gibson does not participate in the Company’s long-term incentive compensation plan as his long-term compensation incentives are otherwise agreed to in his employment contract with the Company. Pursuant to Mr. Gibson’s employment contract, Mr. Gibson receives an annual salary of $500,000. Mr Gibson also receives options to purchase up to 2,000,000 shares of common stock of the Company based on the performance of the Company through December 31, 2024.

33% of the options vest at a share price of $3.60, an additional 33% will vest at a share price of $5.40, and all options vest at a share price of $7.20. Mr. Gibson is also granted options to purchase up to $1,000,000 shares of common stock of the

Company, which vest ratably over five years. In each case the exercise price of the options is the closing price of the Company’s common stock on December 21, 2019.

Summary Compensation Table
The following table provides information concerning compensation earned in our fiscal years 2019 and 2018 by our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total

John W. Chisholm – President, Chief Executive Officer and Chairman of the Board (1)	2019	$626,238	$—	$668,013	$—	$116,161	$—	$1,410,412
	2018	$50,000	$—	$934,367	$—	$—	$810,000	$1,794,367

Elizabeth T. Wilkinson - Chief Financial Officer	2019	$337,671	$—	$277,998	$—	$92,728	$—	$708,397
	2018	$—	$25,000	$63,600	$—	$—	$—	$88,600

James A. Silas - Senior Vice President, Research and Innovation	2019	$285,000	$—	$157,752	$—	$69,094	$—	$511,846
	2018	$278,654	$—	$55,396	$—	$94,900	$—	$428,950

Joshua A. Snively, Sr. - Executive Vice President, Operations (2)	2019	$101,769	$—	$—	$—	$—	$1,433,250	$1,535,019
	2018	$499,166	$—	$932,968	$—	$—	$30,771	$1,462,905

(1)	Mr. Chisholm ceased to be a director, officer and employee effective January 5, 2020.

(2)	Mr. Snively ceased to be an officer and employee effective February 28, 2019. Amounts in “All Other Compensation” includes severance payable to Mr. Snively.
The following table provides information relating to outstanding equity-based awards held by each named executive officer as of December 31, 2019.

Name	Year of Grant	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
John W. Chisholm (2)	2019	208,750	$417,500	185,626	$371,252
	2018	32,250	$64,500	—	$—
Elizabeth T. Wilkinson	2019	87,250	$174,500	70,876	$141,752
	2018	30,000	$60,000	—	$—
James A. Silas	2019	48,475	$96,950	57,714	$115,428
	2018	14,750	$29,500	—	$—
Joshua A. Snively (3)	2019	—	$—	—	$—
	2018	—	$—	—	$—

(1)	The dollar value of unvested shares of restricted stock reported are valued at the closing price of Flotek’s Common Stock at December 31, 2019.

(2)
Mr. Chisholm ceased to be a director, officer and employee effective January 5, 2020, at which time all time-vesting Restricted Stock, TSR Peer Group Units and TSR Index Group Units were forfeited by Mr. Chisholm, other than (a) 85,000 shares of Restricted Stock granted in respect of the sale of Florida Chemical Company to Archer-Daniels-Midland, and (b) 123,750 shares of Restricted Stock granted pursuant to the 2019 long-term incentive program, which was settled in cash at the time of Mr. Chisholm’s departure for $257,400.

(3)	Mr. Snively ceased to be an officer and employee effective February 28, 2019.

(4)	The dollar value of the unvested unearned shares, units or other rights are valued at the closing price of Flotek’s Common Stock at December 31, 2019.

PROPOSAL 3: APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

The Company’s current amended and restated certificate of incorporation (the “Certificate”) authorizes the issuance of up to 80,100,000 shares in the Company, of which 80,000,000 are common stock and 100,000 are preferred stock. As of March 16, 2020, 58,951,784 common shares and no preferred shares of the Company were outstanding.

As previously disclosed, the Company is evaluating the use of the cash proceeds from the sale of Florida Chemical Company to Archer-Daniels-Midlands. The Board believes that the ability to use equity in combination with cash would allow the Company to make stronger and more attractive proposals to potential acquisition targets, and that the remaining 21,048,216 shares that may be issued under the existing Certificate are not sufficient to bring maximum value. The Board is therefore recommending that the Certificate be amended to allow for the issuance of up to 140,000,000 shares of common stock in the Company, an increase of 60,000,000 shares.

The additional authorized shares of common stock will be available from time to time for corporate purposes, including acquisitions of other companies, products, technologies or businesses. We do not have any current intention or plan to issue shares of common stock for any purpose.

Authorized but unissued shares of our common stock may be issued from time to time upon authorization by the Board, at such times, to such persons and for such consideration as the Board may determine in its discretion, except as may be required for a particular transaction by applicable law, regulation or the rules of the NYSE. When and if such shares are issued, they would have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock of the Company.

The authorization of the additional shares of common stock would not, by itself, have any effect on the rights of stockholders. However, holders of common stock have no preemptive rights to acquire additional shares of common stock, so the issuance of additional shares could have a dilutive effect on earnings per share and the voting power of existing stockholders at the time of issuance. The issuance of additional shares of common stock, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock.

The Board does not believe that an increase in the number of authorized shares would significantly affect the ability of a third party to attempt to gain control of us. However, it is possible that an increase in authorized shares of common stock could render such an acquisition more difficult under certain circumstances or discourage an attempt by a third party to obtain control of us by making possible the issuance of shares that would dilute the share ownership of a person attempting to obtain control or otherwise make it difficult to obtain any required shareholder approval for a proposed transaction for control. The Board has no current intention to authorize the issuance of additional shares for such purpose and is not aware of any present attempt to obtain control of us or otherwise accumulate our common stock.

A copy of the proposed amendment to the Certificate is attached as Exhibit A.

The affirmative vote of the holders of at least a majority of the outstanding shares of common stock, whether or not present or represented by proxy at the Meeting, is required to approve the amendment to the Company’s Certificate.

THE THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3 APPROVING THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

OTHER MATTERS
The Board is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.
ANNUAL REPORT
An Annual Report to Stockholders of the Company for the fiscal year ended December 31, 2019 is enclosed herewith.
This report does not form any part of the material for solicitation of proxies.
FUTURE STOCKHOLDER
PROPOSALS AND STOCKHOLDER COMMUNICATIONS
Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC and the Company’s bylaws.
In order for a stockholder proposal or nomination to be properly brought before next year’s annual meeting, written notice of the proposal that complies with the Company’s bylaws must be received by the Company’s Corporate Secretary (at the address below) no earlier than 120 days and no later than 90 days prior to the one year anniversary of the preceding year’s annual meeting, which is expected to be held in May 2021. For the 2021 Annual Meeting, notice of such business or nominations must be received by the Company no earlier than January 5, 2021 and no later than February 4, 2021, as set forth more fully in the bylaws, and must comply with the other requirements as set forth in the bylaws.
In addition to the foregoing, should a stockholder wish to have a proposal appear in the Company’s proxy statement and form of proxy for next year’s annual meeting of stockholders, under regulations of the SEC, such proposal must be received by the Company’s Corporate Secretary at our principle executive offices, 10603 W. Sam Houston Parkway N., Suite 300, Houston, Texas 77064, on or before February 5, 2021.

Stockholders and interested parties who wish to communicate with the Board, or with any individual director, may do so by (1) calling Lighthouse Services Inc., a third party call center, at (800) 785-1003 or (2) correspondence addressed to the Board, or to an individual director, at the principal executive offices of the Company. All such communications received from stockholders are sent directly to Board members.
HOUSEHOLDING OF PROXY MATERIALS
The SEC permits a single set of notices, annual reports, and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one notice, annual report, and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any beneficial stockholder residing at an address of which two or more stockholders reside wishes to receive a separate notice, annual report, or proxy statement in the future, or if any beneficial stockholder that elected to continue to receive separate notice, annual reports, or proxy statements wishes to receive a single notice, annual report, or proxy statement in the future, that stockholder should contact his or her broker or send a request to our Corporate Secretary at our principal executive offices, 10603 W. Sam Houston Parkway N., Suite 300, Houston, Texas 77064, telephone number (713) 849-9911. We will deliver, promptly upon written or oral request to our Corporate Secretary, a separate copy of the notice, 2019 annual report, and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

EXHIBIT A
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FLOTEK INDUSTRIES, INC.

Flotek Industries, Inc., (the “Corporation”), a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby files this Certificate of Amendment (this “Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation, and certifies as follows:

1.
The name of the Corporation is Flotek Industries, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 30, 2001, and an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on each of October 2, 2007 and November 9, 2009.

2.	The first paragraph of Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows:

“The aggregate number of shares which the corporation shall have the authority to issue is 140,100,000 shares, consisting of 140,000,000 shares of Common Stock, par value of $.0001 per share, and 100,000 of Preferred Stock, par value of $.0001 per share.”

3.	This Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.	This Amendment shall become effective upon its filing in accordance with the provisions of Section 103(d) of the DGCL.

IN WITNESSS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer on May 5, 2020.

FLOTEK INDUSTRIES, INC.

By: ___________________________
Name: John W. Gibson Jr.
Title: President and Chief Executive Officer

A-1